UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
November 30, 2004

NEXPRISE, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-26811 (I.R.S. Employer Identification No.)	77-0465496 (Commission File No.)

5950 La Place Court, Suite 200
Carlsbad, CA 92008
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(760) 804-1333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     (b) On November 30, 2004, Jerome E. Natoli resigned as NexPrise Chief Financial Officer, effective December 3. In his capacity as CFO, Mr. Natoli has served as NexPrise’s principal financial officer.

     Until a successor is found, Ted Drysdale will serve as Acting Chief Financial Officer. Mr. Drysdale has served as NexPrise’s President, Chief Executive Officer and Chairman of the Board of Directors since November 2001 and as a director since October 2001. Prior to joining NexPrise, Mr. Drysdale was President and Chief Executive Officer of privately held NexPrise, Inc., a manufacturing software company, which was acquired by the Company in August 2001. From January 1999 to April 2000, Mr. Drysdale was Senior Vice President of the Visualization and CSM Group of Parametric Technology Corporation, a manufacturing software company. From September 1998 to January 1999, Mr. Drysdale served as President and Chief Executive Officer of Division, Inc., a manufacturing software company, and from April 1996 to September 1998, he served as Chief Executive Officer and Co-Founder of Objectlogic, a developer of visualization and markup software.

     As with all of NexPrise’s executive officers, Mr. Drysdale is a party to a change of control agreement pursuant to which any shares or options held by Mr. Drysdale shall become fully vested if (a) NexPrise is merged into another entity or sold and (b) Mr. Drysdale is terminated by the surviving entity without cause within 12 months of the closing of the transaction.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2004

Nexprise, Inc.
By:	/s/ Ted Drysdale
Ted Drysdale
President, Chief Executive Officer and Chairman of the Board